Contact: Sheila Davis - PR/IR Mgr. - 641-585-6803 - sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS RESULTS FOR
SECOND QUARTER FISCAL 2011
-- Net income of $3.3 million --

FOREST CITY, IOWA, March 17, 2011 - Winnebago Industries, Inc. (NYSE:WGO), one of the leading United States (U.S.) recreation vehicle manufacturers, today reported results for the Company's second quarter and first six months of Fiscal 2011.

Revenues for the second quarter of Fiscal 2011 ended February 26, 2011 were $106.6 million, a decrease of 3.6 percent, versus $110.5 million for the second quarter of Fiscal 2010. The Company reported an operating profit of $4.1 million for the quarter, versus an operating loss of $1.9 million for the second quarter of Fiscal 2010. Net income for the second quarter was $3.3 million versus net income of $706,000 for the second quarter of Fiscal 2010. On a diluted per share basis, the Company had net income of $0.11 for the second quarter of Fiscal 2011 versus net income of $0.02 for the second quarter of Fiscal 2010. The net income for the second quarter of Fiscal 2010 reflected the positive impact of $2.2 million in tax benefits associated with various tax planning initiatives and tax settlements.

Most notably, the second quarter of Fiscal 2011 was positively impacted by the results of the the annual physical inventory of work-in-process recorded during the quarter, due to lower actual inventory scrap and production loss than recent historical experience, which had the effect of increasing gross profit and inventories by $3.5 million. The quarter was also favorably impacted by higher average selling prices due to mix and less promotional incentives as compared to the second quarter of Fiscal 2010.

Revenues for the first six months of Fiscal 2011 were $230.3 million, an increase of 20.2 percent, compared to $191.5 million for the first six months of Fiscal 2010. The Company reported an operating profit of $9.0 million for the first six months of Fiscal 2011, compared to an operating loss of $7.8 million for the same period of Fiscal 2010. The net income for the first six months of Fiscal 2011 was $7.1 million, or $0.24 per diluted share, versus a net loss of $638,000, or $.02 per diluted share, for the first six months of the last fiscal year.

"I am very pleased with our results given the continuing challenges with the U.S. economy and our ability to overcome very tough shipment comparisons with the second quarter last fiscal year," said Winnebago Industries' Chairman and CEO Bob Olson. "During the second quarter last year, we had significantly ramped up our production to meet our dealers' increased demands for product as they grew their inventories from the lows experienced during the depths of the recession. Increased show traffic and retail sales within the past few months are indicative of an improved economy and consumer confidence level within the U.S. We are very pleased to see this positive dynamic in the marketplace as we enter the important spring market. We remain cautious, however, in light of the volatility of fuel prices due primarily to the violence and turmoil in the Middle East, as well as increasing commodity costs."

According to Winnebago Industries' President Randy Potts, the integration of SunnyBrook RV into Winnebago Industries' operations is progressing according to schedule. "SunnyBrook RV is now operating as Winnebago Industries Towables and is a separate subsidiary of the Company," said Potts. "We have been adding staff strategically within Winnebago Industries Towables to strengthen the SunnyBrook brand, while creating a separate and unique Winnebago brand. We plan to introduce new Winnebago towable products this summer and will soon begin to market these products to our Winnebago brand dealers. On the motorized side, we are seeing continued strength in our Class A gas and diesel products in the marketplace. We have also experienced a great deal of interest in our newly redesigned Class B ERA and will begin shipping them within the next few weeks."

Winnebago Industries' dealer inventory increased 7.8 percent compared to the end of the second quarter of Fiscal 2010, with 2,179 of the Company's Class A, B and C motor homes on dealers' lots at the end of the second quarter of Fiscal 2011. While Winnebago Industries' sales order backlog was 957 Class A, B and C motor homes at the end of the second quarter of Fiscal 2011, a decrease of 17.4 percent compared to the end of the second quarter of Fiscal 2010, the backlog was up 37.1 percent sequentially over the 698 units reported for the first quarter of Fiscal 2011.

Conference Call
Winnebago Industries, Inc. will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, March 17, 2011. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., The Most Recognized Name In Motor Homes®, is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes, travel trailers and fifth wheel products under the Winnebago, Itasca, ERA and SunnyBrook brand names. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since the award's inception in

1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit, http://www.winnebagoind.com/investor.html.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to interest rates and availability of credit, low consumer confidence, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a further or continued slowdown in the economy, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
# # #

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except percent and per share data)

	Quarter Ended
	February 26, 2011		February 27, 2010
Net revenues	$106,593	100.0%	$110,529	100.0%
Cost of goods sold	95,269	89.4%	105,745	95.7%
Gross profit	11,324	10.6%	4,784	4.3%
Operating expenses:
Selling	3,254	3.1%	3,102	2.8%
General and administrative	4,020	3.8%	3,540	3.2%
Total operating expenses	7,274	6.8%	6,642	6.0%
Operating income (loss)	4,050	3.8%	(1,858)	(1.7)%
Non-operating income	322	0.3%	364	0.3%
Income (loss) before taxes	4,372	4.1%	(1,494)	(1.4)%
Provision (benefit) for taxes	1,057	1.0%	(2,200)	(2.0)%
Net income	$3,315	3.1%	$706	0.6%
Income per common share:
Basic	$0.11		$0.02
Diluted	$0.11		$0.02
Weighted average common shares outstanding:
Basic	29,118		29,080
Diluted	29,120		29,091

	Six Months Ended
	February 26, 2011		February 27, 2010
Net revenues	$230,304	100.0%	$191,546	100.0%
Cost of goods sold	207,781	90.2%	186,238	97.2%
Gross profit	22,523	9.8%	5,308	2.8%
Operating expenses:
Selling	6,521	2.8%	6,331	3.3%
General and administrative	7,671	3.3%	6,812	3.6%
Gain on sale	(644)	(0.3)%	—	—%
Total operating expenses	13,548	5.9%	13,143	6.9%
Operating income (loss)	8,975	3.9%	(7,835)	(4.1)%
Non-operating income	474	0.2%	131	0.1%
Income (loss) before income taxes	9,449	4.1%	(7,704)	(4.0)%
Provision (benefit) for taxes	2,348	1.0%	(7,066)	(3.7)%
Net income (loss)	$7,101	3.1%	$(638)	(0.3)%
Income (loss) per common share:
Basic	$0.24		$(0.02)
Diluted	$0.24		$(0.02)
Weighted average common shares outstanding:
Basic	29,115		29,077
Diluted	29,118		29,088

Winnebago Industries, Inc.
Unaudited Consolidated Balance Sheets
(In thousands)

	February 26, 2011	August 28, 2010
ASSETS
Current assets:
Cash and cash equivalents	$62,787	$74,691
Receivables, net	20,870	18,798
Inventories	71,655	43,526
Prepaid expenses and other assets	4,828	4,570
Income taxes receivable	132	132
Total current assets	160,272	141,717
Property, plant, and equipment, net	24,427	25,677
Assets held for sale	1,201	4,254
Long-term investments	10,891	17,785
Investment in life insurance	23,254	23,250
Goodwill	1,228	—
Amortizable intangible assets	759	—
Other assets	16,878	14,674
Total assets	$238,910	$227,357

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$20,932	$19,725
Income taxes payable	947	99
Accrued expenses	32,225	30,548
Total current liabilities	54,104	50,372
Long-term liabilities:
Unrecognized tax benefits	5,637	5,877
Postretirement health care and deferred compensation benefits, net of current portion	75,840	73,581
Total long-term liabilities	81,477	79,458
Stockholders' equity	103,329	97,527
Total liabilities and stockholders' equity	$238,910	$227,357

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	February 26, 2011	February 27, 2010
Operating activities:
Net income (loss)	$7,101	$(638)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,845	3,296
Stock-based compensation	124	291
Deferred income taxes including valuation allowance	583	—
Postretirement benefit income and deferred compensation expense	690	624
Reduction for doubtful accounts	(10)	(60)
Increase in cash surrender value of life insurance policies	(300)	(535)
(Gain) loss on the sale or disposal of property	(708)	1
Gain on life insurance	(372)	—
Other	58	44
Change in assets and liabilities:
Inventories	(24,207)	(12,974)
Receivables and prepaid assets	(1,368)	(8,347)
Income taxes and unrecognized tax benefits	610	15,983
Accounts payable and accrued expenses	326	8,975
Postretirement and deferred compensation benefits	(1,854)	(1,758)
Net cash (used in) provided by operating activities	(16,482)	4,902

Investing activities:
Proceeds from the sale of investments at par	6,450	4,700
Proceeds from life insurance	659	—
Purchases of property and equipment	(1,279)	(943)
Proceeds from the sale of property	3,793	46
Cash paid for acquisition, net of cash acquired	(4,694)	—
Other	(461)	(442)
Net cash provided by investing activities	4,468	3,361

Financing activities:
Payments for purchases of common stock	(89)	(249)
Payments on ARS portfolio	—	(2,780)
Proceeds from issuance of stock options	75	94
Other	124	(285)
Net cash provided by (used in) financing activities	110	(3,220)

Net (decrease) increase in cash and cash equivalents	(11,904)	5,043
Cash and cash equivalents at beginning of period	74,691	36,566
Cash and cash equivalents at end of period	$62,787	$41,609

Supplement cash flow disclosure:
Income taxes paid	$1,153	$21

Winnebago Industries, Inc.
Unaudited Deliveries
	Quarter Ended				Change
(In units)	February 26, 2011	Product Mix %	February 27, 2010	Product Mix %	Units	% Change
Class A gas	331	36.4%	378	34.1%	(47)	(12.4)%
Class A diesel	218	24.0%	254	22.9%	(36)	(14.2)%
Total Class A	549	60.4%	632	57.0%	(83)	(13.1)%
Class B	—	—%	64	5.8%	(64)	(100.0)%
Class C	360	39.6%	413	37.2%	(53)	(12.8)%
Total motor homes	909	100.0%	1,109	100.0%	(200)	(18.0)%

Fifth wheel	21	24.7%	—	—%	21
Travel trailer	64	75.3%	—	—%	64
Total towables	85	100.0%	—	—%	85

	Six Months Ended				Change
(In units)	February 26, 2011	Product Mix %	February 27, 2010	Product Mix %	Units	% Change
Class A gas	720	35.6%	613	32.2%	107	17.5%
Class A diesel	488	24.1%	434	22.8%	54	12.4%
Total Class A	1,208	59.7%	1,047	55.0%	161	15.4%
Class B	1	0.0%	126	6.6%	(125)	(99.2)%
Class C	815	40.3%	730	38.4%	85	11.6%
Total motor homes	2,024	100.0%	1,903	100.0%	121	6.4%

Fifth wheel	21	24.7%	—	—%	21
Travel trailer	64	75.3%	—	—%	64
Total towables	85	100.0%	—	—%	85

Winnebago Industries, Inc.
Unaudited Backlog and Dealer Inventory
	As Of
	February 26, 2011		February 27, 2010		Increase
	Units	% (1)	Units	% (1)	(Decrease)
Class A gas	253	26.4%	372	32.1%	(119)	(32.0)%
Class A diesel	157	16.4%	263	22.7%	(106)	(40.3)%
Total Class A	410	42.8%	635	54.8%	(225)	(35.4)%
Class B	82	8.6%	16	1.4%	66	412.5%
Class C	465	48.6%	508	43.8%	(43)	(8.5)%
Total motor home backlog	957	100.0%	1,159	100.0%	(202)	(17.4)%

Total approximate motor home revenue dollars (in 000's) (2)	$92,782		$110,916		$(18,134)	(16.3)%
Motor home dealer inventory (units)	2,179		2,022		157	7.8%

Fifth wheel	87	57.6%	—	—%	87
Travel trailer	64	42.4%	—	—%	64
Total towable backlog	151	100.0%	—	—%	151

Total approximate towable revenue dollars (in 000's) (2)	$3,551		$—		$3,551	100.0%
Towable dealer inventory (units)	905		—		905	100.0%

(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted purchase orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales